Exhibit 23.2

Tel: +61 8 6382 4600	Level 9, Mia Yellagonga Tower 2
Fax: +61 8 6382 4601	5 Spring Street
www.bdo.com.au	Perth, WA 6000
PO Box 700 West Perth WA 6872
Australia
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
1.BDO Audit Pty Ltd ABN 33 134 022 870 (BDO) hereby consents to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 19, 2026, relating to the condensed consolidated financial statements and schedules of Qoria Limited and subsidiaries (the “Company”), which is contained in that Prospectus.
2.BDO also consents to the reference to us under the caption “Experts” in the Prospectus.
3.The consent is given on the basis that BDO:
a.has not authorised or caused the issue of the Prospectus;
b.does not make, or purport to make, any statement in the Prospectus or any statement on which a statement in the Prospectus is based other than as specified in paragraph 1 above; and
c.to the maximum extent permitted by law, expressly disclaims all liability in respect of, makes no representation regarding, and takes no responsibility for, any part of the Prospectus other than being named as Qoria's auditor and any statements included in the Prospectus with the consent of BDO as specified in paragraph 1 above.
4.The consent and statements contained in this letter apply to both the paper and electronic copies of the Prospectus.
BDO Audit Pty Ltd
/s/ Ashleigh Woodley
Ashleigh Woodley
Director
Perth, 10 August 2026
BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.